Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen Multi-Strategy Income and Growth Fund 2

333- 105859
811-21333

The Board of Trustees of the Fund (the Board ) has authorized the Fund to reposition its portfolio and adopt a single-strategy investment approach that seeks to invest across the capital structure of a company, with a primary emphasis on senior secured and second lien loans. The Board also approved a number of related changes described in more detail in the proxy.. Most of the changes in connection with the repositioning do not require shareholder approval. Shareholders were asked to vote on one specific change that required shareholder approval. In particular, Shareholders were asked to consider the approval of a change to the Funds fundamental concentration policy as a result of the Funds repositioning.

A description of the policy changes can be found in the proxy statement. Proxy materials are herein incorporated by reference to the SEC filing on September 16, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-085056.